Exhibit 10.17

GENERAL DYNAMICS
Advanced information Systems

Dr. Paul G. Kaminski
Technovation, Inc.
6691 Rutledge Drive
Fairfax Station, VA 22039

Re: Consulting Agreement EYC0406; Project No.0997-0050

Dear Dr. Kaminski:

This letter confirms the Consultant Agreement between us as outlined below:

1.     Services to be Rendered

General Dynamics Advanced Information Systems, acting through General Dynamics Government Systems Corporation, a Delaware corporation, with offices at 100 Ferguson Drive, Mountain View, California 94043 (“GDAIS”) retains you to render, and you agree to render to GDAIS, your services as an independent consultant subject to the terms and conditions of this agreement. GDAIS will request from you the services described in the Statement of Work, dated 7 October 2002 (enclosed as Attachment A), through our Technical Monitor, Philippe Wiener, or his designee.

2.     Place of Work

You agree to render your services under our agreement at times and place(s) that are mutually agreeable.

3.     Terms of Agreement

This agreement is effective as of 4 October 2002, and will end on 31 December 2002, with the exception that either you or GDAIS may terminate this agreement at an earlier date, as long as the other party is given 30 days prior written notice of the intended termination. Your obligations, as outlined in paragraphs 6, 7, and 10 below, will survive any termination of this agreement.

4.     Fees and Expenses

GDAIS will pay you Twenty Thousand Dollars ($20,000) as a retainer for your labor during the period 4 October 2002 through 31 December 2002. GDAIS also will reimburse you no more than Five Thousand Dollars ($5,000) for travel expenses during that same period. GDAIS will pay you the retainer upon full execution of this agreement. The retainer will cover up to 4 days of your labor.

Upon expiration of this agreement, you will submit an invoice quarter detailing the following:

(a)	days of service performed;

(b)	nature and scope of services provided; and

(c)	a breakdown of travel expenses. (Documentation, including receipts, in support of travel expenses will be retained by you and will be available for our review upon request.)

5.     Services for Others

During the term of this agreement, or during any extension of this agreement, you may render services as a consultant to your existing clients (i.e., Boeing and Raytheon). You will not be expected to render services to GDAIS in any area that you believe would lead to conflicts with assignments you have already undertaken with your existing clients. In those specific business areas where you agree to assignments in support of GDAIS, you will not serve any business or organization, or engage in any business on your own behalf that conflicts with GDAIS’ without our express, written permission. You agree to provide us with a full and complete list of your current clients and the names of your principal contact with your clients and to notify us in writing whenever you add new clients, delete clients, or change principal contact with your clients. GDAIS may terminate this agreement immediately if you breach any part of this covenant.

6.     Confidential Nature of Work

You will not, during or after the term of this agreement, divulge without GDAIS’ approval, any information or knowledge relating to (i) any project on which we shall have worked or shall be working, or (ii) our business or that of our subsidiaries or suppliers, which you shall have obtained during the term of this agreement and which are not generally known or recognized.

7.     Inventions and Intellectual Property Rights

The provisions governing inventions and intellectual property rights are as follows:

(a)	All inventions, discoveries, improvements, devices, designs, apparatus, practices, processes, methods, or products (hereinafter individually or collectively called “inventions”), whether patentable or not, trade secrets, technical and other data, and all copyrightable material made, developed, perfected, devised, conceived or first reduced to practice by you, either solely or jointly with others, or your employees (if any) during the term of this agreement and in the course of or in any way connected with your work for us shall be our sole and exclusive property, except as may otherwise be required as provided in subparagraph (c) below. All such intellectual property developed will be considered “works for hire” in invention or work in a fiduciary capacity for our benefit and you shall grant, and do hereby grant and assign to us all right, title, and interest in and to, each and every such invention. You shall promptly disclose to us in writing complete information relative to any such invention or work.

(b)	At our request during and after the term of this agreement, and without further compensation, you agree to (i) assist us, our attorneys and nominees in preparing and prosecuting the United States and all foreign countries applications for patents covering all such inventions or copyrights of such works, (ii) execute, acknowledge and deliver any and all instruments deemed by us, our attorneys or nominees to be necessary or helpful to make, file or prosecute all such applications or in connection with continuations, renewals or reissues thereof or in the conduct of all proceedings or litigations in regard thereto, (iii) execute any and all instruments deemed by us, our attorneys or nominees to be necessary to transfer, confirm, evidence or protect title in and to all patents covering inventions and copyrights to us or our nominees, and (iv) cooperate and assist us or our nominees in any legal proceeding or controversy or in connection with any contractual obligation relating to any and all such inventions and/or copyrights.

Any expenses incurred by you in discharging your obligations pursuant to this subparagraph 7(b) shall be paid or reimbursed by us or our nominees.

(c)	You understand that we have entered into, or from time to time in the future may enter into, agreements with agencies of the United States Government (including, but not limited to, the Department of Defense) and that we may be subject to laws and regulations which impose obligations, restrictions and limitations on us with respect to inventions and patents which may be acquired by us or which may be conceived or developed by consultants, employees and others rendering services to us. You agree to be bound by all such obligations, restrictions and limitations on us with respect to inventions and patents which may be acquired by us or which may be conceived or developed by consultants, employees and others rendering services to us. You agree to be bound by all such obligations, restrictions and limitations applicable to inventions conceived or developed by you in the course of, or in any way connected with your work under this agreement, and to take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

(d)	You will keep complete, accurate and authentic accounts, notes, data and records of all inventions and other works in the manner and form requested by us. Such accounts, notes, data and records shall be our property and, upon request by us, you shall promptly surrender them to us or, if not theretofore surrendered upon our request or otherwise, you shall surrender the same to us upon the termination of this agreement.

(e)	You represent that you have no agreement with any other party that would preclude your compliance with your obligations set forth in this paragraph.

8.     Activity Reports

You agree to submit written reports that fully disclose all services performed pursuant to this agreement and the results thereof, in the manner, at the times and to the extent required by us. This shall normally include:

(a)	a brief written statement of the nature and scope of the service accompanying each quarterly invoice submitted for payment; periodic activity reports, as appropriate;

(b)	year-end activity reports; and

(c)	a final written report at the expiration of this agreement.

You will from time to time, at our request, and in any event, upon termination of this agreement, deliver to us all working papers, plant or engineering data, and other documents and materials that have been made available to you in connection with your performance of services under this agreement.

9.     Nature of Relationship

It is understood that in performing any services pursuant to this agreement, you are acting as an independent contractor and not as an employee, agent or representative of GDAIS. You will be responsible for reporting and paying any federal and state taxes owing on the consulting income received.

You will not act as our agent or enter into any agreements or incur any obligations on our behalf, or commit us in any other manner, without our prior written consent. You shall indemnify and hold us harmless from any liability, loss or damage whatsoever for injuries (including death) to you or any of your assistants, representatives and employees arising out of performance under this agreement or otherwise.

You agree to conduct your performance under this consultant agreement in accordance with the General Dynamics Standards of Business Ethics and Conduct and the General Dynamics’ policies and procedures relating to accounting and expense reporting and travel.

You understand that Federal law on procurement integrity places restrictions on obtaining and handling competition sensitive, proprietary and source selection information. This law also requires contractors’ consultants to certify their compliance.

You will not be expected to furnish advice, information, direction or assistance in support of the preparation or submission of an offer for a government contract, that would cause you to be a “marketing consultant” and covered by rules and regulations contained in 48 CFR Subpart 9.5 and Office of Federal Procurement Policy 89-1. Prior to accepting this engagement, you have disclosed any potential organizational conflict of interest and have determined that your performance under this agreement would not provide the Company with an unfair competitive advantage. Further, should you discover subsequent to the execution of this agreement that a conflict of interest or unfair competition advantage situation exists, you agree to promptly disclose to the Company the facts relating to the situation.

The Federal Government has placed restrictions on the allowability of costs incurred in certain lobbying and consulting activities. These restrictions apply to you and are found in the “Byrd Amendment” (31 U.S.C. 1352) and restrict the allowability of certain costs incurred while lobbying congress or contacting executive agencies in connection with Federal contracts.

10.     Publicity

Except as required by law, neither you nor any of your employees, officers, agents or advisors shall issue any press release or make any other public statement relating to this Agreement, any work done under this Agreement or any of the transactions contemplated by this Agreement without obtaining the prior written approval of GDAIS and General Dynamics Corporation as to the contents and the manner of presentation and publication of such press release or public statement.

11.     Indemnification

You shall release us from any liability, loss or damage whatsoever for injuries (including death) to you arising out of your performance under this agreement or otherwise. General Dynamics shall indemnify you for any reasonable amount that you become legally obligated to pay in connection with any claim made against you by a third party or on behalf of General Dynamics because of any act, omission or neglect or breach of duty which you commit or suffer or permit to occur while acting in any authorized capacity as a consultant pursuant to this agreement, provided that you are either wholly successful with respect thereto, or acted in good faith in what you reasonably believed to be the best interests of General Dynamics, and with respect to any criminal action or proceeding, had no reasonable cause to believe that your conduct was unlawful. The term “claim” shall include any claim, action, suit or proceeding, civil, criminal, administrative or investigative, whether such claim is alleged action or inaction in, or is otherwise based upon your capacity as a consultant, and whether or not you are acting or serving in such capacity at the date hereof, at the time liability is incurred, or at the time the claim is asserted. The term “wholly successful” shall mean termination, withdrawal or dismissal of any claim against you without any finding of liability or guilt against you, or the expiration of a reasonable period of time after the making of any claim without the institution of the same, without any payment or promise make to induce a settlement.

12.     Security

You shall abide by all applicable security laws and regulations of the United States of America and GDAIS and shall take or refrain from taking any action that may be required for compliance therewith.

The following guidelines apply:

(a)	Except in connection to authorized visits:

1. The consultant shall not possess classified material away from the premises of the GDAIS.

2. GDAIS shall not furnish classified material to the consultant at any location other than the premises of the using contractor.

(b)	GDAIS shall provide classification guidance to the consultant, and shall brief the consultant as to the security controls and procedures applicable to the consultant’s performance.

(c)	The consultant shall not disclose classified information to any unauthorized person.

(d)	The consultant is the owner of the consulting firm and is the only official/employee of the consulting firm who may provide consulting services pursuant to this agreement.

It is understood that a security clearance up to the level of Top Secret may be required to perform services requested under this agreement. Our Security Department will contact you concerning the execution of appropriate government clearance forms.

13.     Assignment

Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. Any impermissible assignment will be void and will not relieve the assigning party of its obligations under this Agreement. Notwithstanding the foregoing, either party may assign or transfer its rights and obligations under this Agreement to an affiliated entity that acquires a substantial portion of its assets. This Agreement inures to the benefit of, and is binding upon, the successors, permitted assigns and personal representatives of the parties hereto.

14.     Successors

This agreement shall inure to the benefit of and be binding upon (a) our successors and assigns and (b) your heirs, executors and administrators.

15.     Entire Agreement

This contains the entire agreement between us with respect to the consulting services to be rendered by you to GDAIS and supersedes all prior agreements, arrangements, and or understandings regarding the subject matter hereof.

If the foregoing clearly sets forth our understanding, will you please sign and return to us the enclosed duplicate copy of this agreement, which shall thereupon constitute an agreement between us.

Very Truly Yours,

GENERAL DYNAMICS ADVANCED INFORMATION SYSTEMS, acting through GENERAL DYNAMICS GOVERNMENT SYSTEMS CORPORATION

/s/ Arie Moses Arie Moses Manager, Subcontracts

Confirmed and accepted this 30th day of October 2002, by:

/s/ Paul G. Kaminski Paul G. Kaminski Chairman & CEO Technovation, Inc	54 1860609 Social Security Number or Employer Identification Number